EXHIBIT 11

             FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
                Computation of Income Per Common Share

Income per common share was computed by dividing income by the weighted average number of common and common equivalent shares outstanding during each year. The treasury stock method was applied to those stock options that would have a dilutive effect on income per share. The average market price of the Registrant's stock was used in determining income per common share, while the year-end market price (if greater than the average market price) was used in determining income per common share - assuming full dilution.

The weighted average number of common and common equivalent shares used in these computations were:



     Income Per Common Share              1996      1995       1994
-------------------------------           ----      ----       ----
(in thousands except per share data)

Weighted average shares outstanding     45,362    45,313     45,458
Effect of dilutive options                 590       546        499
                                        ------    ------     ------

      Total                             45,952    45,859     45,957
                                        ======    ======     ======

Net income                             $62,033   $51,610    $46,770
                                        ======    ======     ======

Net income per share                   $  1.35   $  1.13    $  1.02
                                        ======    ======     ======



      Assuming Full Dilution
(in thousands except per share data)

Weighted average shares outstanding     45,362    45,313     45,458
Effect of dilutive options                 592       665        515
                                        ------    ------     ------

      Total                             45,954    45,978     45,973
                                        ======    ======     ======

Net income                             $62,033   $51,610    $46,770
                                        ======    ======     ======

Net income per share                   $  1.35   $  1.12    $  1.02
                                        ======    ======     ======